LOCORR INVESTMENT TRUST
TENTH AMENDMENT TO THE CUSTODY AGREEMENT

THIS TENTH AMENDMENT effective as of February 10, 2017, to the Custody Agreement, dated as of February 14, 2011, as amended December 2, 2011, April 11, 2013, May 10, 2013, November 18, 2013, April 1, 2014, March 5, 2015, May 10, 2016, August 10, 2016 and November 10, 2016 (the “Agreement”), is entered into by and between LOCORR INVESTMENT TRUST, an Ohio business trust (the “Trust”), and U.S. BANK NATIONAL ASSOCIATION, (the “Custodian”).

RECITALS

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the Trust desires to extend the length of the Agreement for a period of time; and

WHEREAS, Article XV, Section 15.02 of the Agreement allows for its amendment by a written instrument executed by all parties.

NOW, THEREFORE, the parties agree to the following:

Article XIII, Section 13.01 of the Agreement is superseded and replaced in its entirety with the following:

13.01 Effective Period.

This Agreement shall continue to be effective as of February 10, 2017 and shall terminate at the earlier of (1) May 10, 2017, or (2) such later date as the parties may mutually agree through written amendment of this Agreement.

 Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Tenth Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

LOCORR INVESTMENT TRUST	U.S. BANK NATIONAL ASSOCIATION

By: /s/ John C. Essen	By:/s/ Michael R. McVoy

Name: John C. Essen	Name: Michael R. McVoy

Title: Trustee/Treasurer	Title: Senior Vice President